EXHIBIT 99.1

SUMR Brands Reports Third Quarter Results

Debt Refinancing Completed

WOONSOCKET, R.I., Nov. 10, 2020 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the third quarter ended September 26, 2020.

Recent Highlights

  SUMR Brands reported net sales of $40.7 million in the third quarter versus $41.5 million in the prior-year period, reflecting higher demand across many of the Company’s core product categories largely offsetting the impact from COVID-19 on certain brick & mortar customers and international sales
  Net income was $2.2 million, or $1.03 per share, in the third quarter of 2020 compared with a net loss of $1.7 million, or $(0.79) per share, in the prior-year period; the 2020 third quarter was favorably impacted by $0.17 per share related to a modification of interest expense deductibility under the U.S. Cares Act, resulting in a tax benefit
  Adjusted EBITDA rose to $4.7 million from $0.8 million in the third quarter of 2019, and Adjusted EBITDA as a percent of net sales was 11.4% in 2020 versus 2.0% last year
  G&A declined to $6.9 million in the quarter from $8.4 million in last year’s comparable period
  The Company announced October 16 that it had successfully refinanced its debt facilities with Bank of America, with annualized interest expense expected to be reduced by approximately $2.0 million

“After a very positive second quarter, we continued to strengthen the Company and build a foundation for long-term success this period,” said Stuart Noyes, Interim CEO. “Excluding one-time adjustments related to the Cares Act, we posted adjusted earnings of $0.86 per share and Adjusted EBITDA of $4.7 million despite a slight decline in third quarter revenue due to ongoing COVID-19 headwinds, a strategic move to direct import select products, and our international restructuring. We focused on mitigating the impact of the reinstatement of certain tariffs this quarter by actively managing costs, maintaining price discipline, and working to improve supply chain inefficiencies. Such steps have been pivotal heading into the final quarter of the year as we expect that softening consumer demand, additional challenges anticipated due to COVID-19 resurgence, and further disruptions to our supply chain will dampen top line results and impact margins. At this point we anticipate Adjusted EBITDA may be 40%-60% lower in the fourth quarter than in the third, as SUMR – and other companies – deal with unusual levels of shipping congestion, container shortages, lack of trucks, and other issues impacting inventory, our cost structure, and time to market.

“In October we announced the completion of a favorable debt refinancing with Bank of America, a significant accomplishment for SUMR. Our improved financial position this year allowed us to structure a less expensive credit agreement that we expect will reduce interest expense by approximately $2.0 million annually. We will continue to focus on using cash flow to de-lever the balance sheet, whenever possible, while investing in e-commerce initiatives and core product categories that fuel top line growth. We are pleased with how far the Company has come in 2020 and are focused on successfully meeting the challenges ahead – in the fourth quarter and beyond.”

Third Quarter Results

Net sales for the three months ended September 26, 2020 were $40.7 million compared with $41.5 million for the three months ended September 28, 2019. The Company’s results reflect increased revenue across many key product segments – including gates, potties, bathers, and playards – offset by lower international sales and the lingering impact of COVID-19 on certain brick & mortar retailers and product supply.

Gross profit for the third quarter of 2020 was $13.5 million versus $12.6 million in 2019, while gross margin rose to 33.3% in 2020 versus 30.3% last year. The gross margin increase reflected a favorable mix of higher-margin product categories, fewer closeout sales, and lower tariffs on certain products as compared with 2019. Tariff exclusions received since December 2019 expired in August 2020. The Company has taken action to decrease the impact through strategic pricing, supply chain management, and cost reductions.

Selling expense was $2.8 million in the third quarter of 2020 versus $3.6 million in 2019, and selling expense as a percent of net sales was 6.9% in 2020 versus 8.7% last year. The decrease year-over-year in total and as a percent of sales was primarily due to lower freight and advertising costs.

General and administrative expenses (G&A) were $6.9 million in the third quarter of 2020 versus $8.4 million in the third quarter of 2019, declining to 16.9% of net sales from 20.1% last year. The year-over-year change reflects lower labor and other costs due to various streamlining actions taken by the Company over the past year. Interest expense was $1.0 million in the third quarter of 2020 versus $1.2 million in 2019.

The Company reported net income of $2.2 million, or $1.03 per share, in the third quarter of 2020 compared with a net loss of $1.7 million, or $(0.79) per share, in the prior-year period. The company recorded a tax provision adjustment in the third quarter related to changes in the interest deduction threshold under the U.S. Cares Act, resulting in approximately $0.17 of favorable impact on third quarter EPS.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the third quarter of 2020 was $4.7 million versus $0.8 million for the third quarter of 2019, and Adjusted EBITDA as a percent of net sales was 11.4% in the third quarter of 2020 versus 2.0% last year. Adjusted EBITDA in 2020 included $0.7 million in bank permitted add-back charges compared with $0.1 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Outlook for Fourth Quarter 2020

SUMR Brands, similar to other consumer products companies and retailers, is facing supply chain challenges in the fourth quarter related to shipping, trucking, and logistics, making it difficult to ensure a steady, reliable stream of inventory to the Company and its customers. Such issues are negatively impacting product supply and warehousing costs. While it is not the Company’s normal practice to provide forward-looking financial information, and does not expect to do so in the future, in light of these near-term disruptions – along with ongoing tariffs, challenges due to COVID-19 and softening consumer demand – the Company expects reduced revenue and lower Adjusted EBITDA (by as much as 40%-60%) compared to third quarter results. The Company is taking appropriate measures to actively mitigate these issues when and where possible.

Balance Sheet Highlights

As of September 26, 2020, the Company had approximately $0.9 million of cash and $35.0 million of bank debt compared with $0.4 million of cash and $48.6 million of bank debt as of December 28, 2019. Inventory as of September 26, 2020 was $24.5 million versus $28.1 million at the beginning of the fiscal year. Trade receivables as of the end of the third quarter were $30.8 million compared with $32.8 million as of December 28, 2019, while accounts payable and accrued expenses were $37.3 million compared with $32.7 million at the beginning of the fiscal year.

Debt Refinancing

After the end of the quarter, the Company entered into a Third Amended and Restated Loan and Security Agreement with Bank of America, N.A. (the “Credit Facility”) that replaced its prior $48.0 million asset-based revolving credit facility (“ABL”) with Bank of America and $17.5 million term loan with Pathlight Capital LLC. The new Credit Facility, solely with Bank of America, consists of a $40.0 million ABL, a $7.5 million term loan, and a $2.5 million FILO (first-in, last-out) loan, for aggregate availability of $50.0 million. The Credit Facility provides adequate liquidity for SUMR with significantly reduced interest rates compared to the Company’s prior financing agreements. After paying off existing debt, the Company had approximately $9.0 million in availability under the Credit Facility.

Conference Call Information

Management will host a conference call to discuss the financial results Thursday, November 12, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back, as permitted by the Company’s credit agreements and detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as permitted by the Company’s credit agreements, adjustments related to changes in tax valuation allowances due to the application of the CARES Act, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. With respect to our forward-looking Adjusted EBITDA for the fourth quarter, no reconciliation is included in this release because the Company is unable to quantify certain amounts that would be required to be included in the comparable GAAP measure without unreasonable efforts, and the Company believes such a reconciliation would imply a degree of precision that would be confusing or misleading to investors due to the high variability, complexity and low visibility with respect to the items excluded from or added in the calculation of Adjusted EBITDA. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations for performance in the fourth quarter of 2020, including Adjusted EBITDA and revenue expectations and softening demand, its efforts to mitigate the impact of supply chain challenges, its efforts to mitigate tariffs, the expected annualized interest savings on its refinanced debt, and the Company’s actions to position the Company for future growth, including de-levering the balance sheet and investing in core categories. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain and consumer demand, U.S. operations and sales in the U.S; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreement and to maintain availability under its loan agreement; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales	$40,704	$41,523	$119,256	$130,486
Cost of goods sold	27,168	28,928	79,178	89,599
Gross profit	$13,536	$12,595	$40,078	$40,887
General and administrative expenses(1)	6,890	8,353	21,766	26,255
Selling expense	2,802	3,597	9,984	10,981
Depreciation and amortization	783	919	2,563	2,808
Operating income/(loss)	$3,061	$(274)	$5,765	$843
Interest expense	1,017	1,191	3,548	3,733
Income/(loss) before taxes	$2,044	$(1,465)	$2,217	$(2,890)
Income tax (benefit)/provision	(166)	195	(70)	392
Net income/(loss)	$2,210	$(1,660)	$2,287	$(3,282)
Income/(loss) per diluted share	$1.03	$(0.79)	$1.08	$(1.56)

Shares used in fully diluted EPS	2,155,791	2,104,207	2,120,044	2,098,886

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$2,210	$(1,660)	$2,287	$(3,282)
Plus: interest expense	1,017	1,191	3,548	3,733
Plus: (benefit)/provision for income taxes	(166)	195	(70)	392
Plus: depreciation and amortization	783	919	2,563	2,808
Plus: non-cash stock based compensation expense	105	72	136	224
Plus: permitted add-backs (a)	709	100	2,376	838
Adjusted EBITDA (Non-GAAP)	$4,658	$817	$10,840	$4,713

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$2,210	$(1,660)	$2,287	$(3,282)
Plus: permitted add-backs(a)	709	100	2,376	838
Plus: unamortized financing fees(b)	-	-	266	-
Less: Discrete (tax benefit)/provision(c)	(362)	-	(624)	-
Tax impact of items impacting comparability(d)	(199)	(28)	(740)	(235)
Adjusted net income/(loss) (Non-GAAP)	$2,358	$(1,588)	$3,565	$(2,679)
Adjusted earnings/(loss) per diluted share (Non-GAAP)	$1.09	$(0.75)	$1.68	$(1.28)

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended September 26, 2020 include special projects $582 ($163 tax impact), board fees $77 ($22 tax impact), and severance related fees $50 ($14 tax impact). Permitted add-backs for the three months ended September 28, 2019 include board fees $98 ($27 tax impact), and special projects $2 ($1 tax impact). Permitted add-backs for the nine months ended September 26, 2020 include special projects $1,758 ($492 tax impact), severance related fees $298 ($84 tax impact), board fees $238 ($67 tax impact), and restructuring costs $82 ($23 tax impact). Permitted add-backs for the nine months ended September 28, 2019 include severance related fees $511 ($143 tax impact), board fees $299 ($84 tax impact) , and special projects $28 ($8 tax impact).
(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.
(c) The discrete tax benefit is attributable to modifications of interest expense deductibility under the U.S. CARES Act, which had a $0.17 positive impact on earnings per diluted share in the third quarter of 2020. Excluding solely the impact of this adjustment, adjusted earnings per share would have been $0.86 for the third quarter of 2020.
(d) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	September 26, 2020	December 28, 2019
	(unaudited)

Cash and cash equivalents	$871	$395
Trade receivables, net	30,757	32,787
Inventory, net	24,460	28,056
Property and equipment, net	5,205	8,788
Intangible assets, net	12,613	12,896
Other assets	8,753	8,621
Total assets	$82,659	$91,543

Accounts payable	$29,460	$25,396
Accrued expenses	7,858	7,289
Current portion of long-term debt	656	875
Long term debt, less current portion (1)	32,130	45,359
Other liabilities	4,506	7,041
Total liabilities	74,610	85,960

Total stockholders’ equity	8,049	5,583
Total liabilities and stockholders’ equity	$82,659	$91,543

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,197 and $2,398 of unamortized financing fees in the periods ending September 26, 2020 and December 28, 2019, respectively. Long term debt also includes the PPP Loan of $1,956 and PIK interest of $366 in the period ending September 26, 2020.